Exhibit 10.21

EXECUTED

September 18, 2019

MEILI AUTO HOLDINGS LIMITED

and

SYNERGY INVESTMENT CO. LTD

CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT

EXHIBIT 1	FORM OF JOINDER
SCHEDULE 1	GROUP DETAILS
ANNEX A	FORM OF NOTE INSTRUMENT
ANNEX B	FORM OF WARRANT INSTRUMENT
ANNEX C	FORM OF DIRECTOR INDEMNIFICATION AGREEMENT
ANNEX D	FORM OF REGISTRATION RIGHTS AGREEMENT
ANNEX E	FORM OF ANTI-CORRUPTION POLICY

THIS CONVERTIBLE NOTE AND WARRANT PURCHASE AGREEMENT (this “Agreement”) is made on September 18, 2019 by and between:

(1)

MEILI AUTO HOLDINGS LIMITED, an exempted company incorporated under the laws of the Cayman Islands whose registered office is at Office of Sertus Incorporations (Cayman) Limited, Sertus Chambers, Governors Square, Suite #5-204, 23 Lime Tree Bay Avenue, P.O. Box 2547, Grand Cayman, KY1-1104, Cayman Islands (the “Issuer”); and

(2)

SYNERGY INVESTMENT CO. LTD, an exempted company incorporated under the laws of the Cayman Islands whose registered office is at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Investor”),

each a “party” and together the “parties.”

WHEREAS:

(A)     The Issuer proposes to issue, and the Investor proposes to subscribe for, on and subject to the terms and conditions set out in this Agreement, $40,000,000 in aggregate principal amount of freely transferable unsecured convertible notes, convertible into fully paid Ordinary Shares in the share capital of the Issuer.

(B)     In addition, the Issuer proposes to issue, and the Investor proposes to subscribe for, on and subject to the terms and conditions set out in this Agreement, fully detachable and transferable warrants to purchase $20,000,000 of the New Shares in the share capital of the Issuer.

(C)     Pursuant to the terms of this Agreement, the parties have also agreed to certain ongoing governance arrangements in relation to the Investor’s investment in the Issuer.

IT IS HEREBY AGREED as follows:

1.	DEFINITIONS

1.1    Terms and expressions defined in the Note Instrument and/or the Warrant Instrument (as the case may be) shall have the same meanings when used in this Agreement unless separately defined in this Agreement. The following terms and expressions used in this Agreement, unless the context otherwise requires, shall have the following meanings:

“ADS” means American Depositary Shares representing the New Shares;

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. With respect to any specific Person, “control” shall have the meaning ascribed to it in Rule 144 under the United States Securities Act of 1933, and shall be deemed to exist for any party (a) when such party holds more than fifty percent (50%) of the outstanding voting securities of such Person; (b) when such party holds not more than fifty per cent (50%) of the outstanding voting securities of such Person but effectively owns the power over the management or the direction of business operations of such Person through contractual arrangements or otherwise; or (c) over other members of such party’s immediate family. Immediate family members include, without limitation, a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, brothers-in-law and sisters-in-law. The terms “controlling” and “controlled” used in this Agreement shall have meanings correlative to the foregoing;

“Articles” means the Sixth Amended and Restated Memorandum and Articles of Association of the Issuer, as may be further amended, modified, supplemented or restated from time to time;

“Authorised Persons” has the meaning given to it in clause 12.1;

“Board” means the board of directors of the Issuer;

“Board Approval” has the meaning given to it in clause 3.2;

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the PRC, Hong Kong or the Cayman Islands are required by law to be closed;

“Certificate” means either a Note Certificate or a Warrant Certificate;

“Closing” has the meaning given to it in clause 3.1;

“Closing Date” has the meaning given to it in clause 3.1;

“Company Competitor” means any of daikuan.com (易鑫), xin.com (优信金融), cheok.com (备胎好车), ZAA (中安车贷), Canguchedai (灿谷车贷), souche.com (大搜车), 德易汽车金融, 联众金融 and their respective Affiliates;

“Conditions Precedent” means each of the conditions as set out in clause 4;

“Confidential Information” has the meaning given to it in clause 12.1;

“Director” means a director of the Issuer;

“Director Indemnification Agreement” means the Director Indemnification Agreement, dated as of the Closing Date, between the Investor Director and the Issuer, substantially in the form of Annex C hereto;

“Disclosed” means, with respect to any fact, matter, event, circumstance or information, that such fact, matter, event, circumstance or information is disclosed in the Company Disclosure Schedule dated as of the date of this Agreement and delivered by the Issuer to the Investor simultaneously with the signing of this Agreement;

“Existing ESOP Plan” means such share option pool, share incentive scheme or other schemes and agreements of similar nature approved by Board on December 26, 2017 pursuant to which 26,994,966 Ordinary Shares are reserved to be issued or granted to the directors, officers, employees, consultants and/or advisers of the Group;

“Financial Statements” has the meaning given to it in clause 5.1(s);

“Financial Year” means the financial year of the Group;

“GAAP” means the accounting principles generally accepted in the PRC or other accounting principles as approved by the Board;

“Governance Rights” has the meaning given to it in clause 8.4;

“Governmental Entity” shall mean any transnational or supranational, domestic or foreign federal, national, state, provincial, local or municipal governmental, regulatory, judicial or administrative authority, department, court, arbitral body, agency or official, including any department, commission, board, agency, bureau, subdivision or instrumentality thereof or any stock exchange;

“Group” means the Issuer and each of its Subsidiaries from time to time;

“Hong Kong” means Hong Kong Special Administrative Region of the People’s Republic of China;

“intellectual property rights” has the meaning given to it in clause 5.1(cc);

“Interim Financial Statements” has the meaning given to it in clause 5.1(s);

“Investor Director” has the meaning given to it in clause 8.1;

“Joinder” has the meaning given to it in clause 11.2;

“Liabilities” means, with respect to any Person, liabilities or obligations of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise;

“Loss” means any losses, Liabilities, damages, diminution in value, costs or expenses (including legal expenses);

“Material Adverse Effect” means any event, fact, condition or circumstance or any combination of them that, individually or in the aggregate with any other such events, facts, conditions or circumstances, has had or would reasonably be expected to have, a material adverse effect on (i) the business, operations, assets, properties, business, financial or other condition, results of operation or prospects of the Group taken as a whole or (ii) the ability of the Issuer to perform its obligations under any of the Transaction Documents;

“Money Laundering Laws” has the meaning given to it in clause 5.1(l);

“New Shares” means Ordinary Shares:

(a)	issued on the conversion of the Notes in accordance with the Note Instrument; and

(b)	issued on the exercise of the Warrants in accordance with the Warrant Instrument;

“Nominee” has the meaning given to it in clause 11.1;

“Nominee Notice” has the meaning given to it in clause 11.1;

“Notes” means the convertible notes in an aggregate principal amount of $40,000,000, constituted by the Note Instrument and issued with the benefit of, and subject to, the terms and conditions set out therein;

“Note Certificate” means a certificate in respect of a Noteholder’s registered holding of Notes issued to each Noteholder pursuant to the terms of the Note Instrument;

“Noteholder” and (in relation to a Note) “holder” means the Person in whose name a Note is registered in the Register of Noteholders;

“Note Instrument” means the instrument to be executed by the Issuer constituting the Notes in the form set out in Annex A to this Agreement;

“Ordinary Shares” means ordinary shares of the Issuer with a par value of $0.0001 each in the share capital of the Issuer;

“Permitted Transferees” mean (i) the Affiliates of the Investor; and (ii) any funds, vehicles or accounts directly or indirectly controlled or managed (in each case, solely or jointly) by the Investor and/or any Affiliates of the Investor;

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity;

“PRC” means the People’s Republic of China, excluding, for the purpose of this Agreement, Hong Kong, the Macau Special Administrative Region and Taiwan;

“Preferred Shares” means the redeemable and convertible preferred shares of the Issuer, with a par value of $0.0001 each in the share capital of the Issuer, including Series A-1 Preferred Shares, Series A-2 Preferred Shares, Series B-1 Preferred Shares, Series B-2 Preferred Shares and any other preference shares of any class or series (if any);

“Register of Noteholders” means the register to be kept at the Issuer’s registered office on which the names and addresses of the holders of the Notes and the particulars of the Notes held by them and of all transfers of the Notes are entered in accordance with the terms of the Note Instrument;

“Register of Warrantholders” means the register to be kept at the Issuer’s registered office on which the names and addresses of the holders of the Warrants and the particulars of the Warrants held by them and of all transfers of the Warrants are entered in accordance with the terms of the Warrant Instrument;

“Registration Rights Agreement” has the meaning given to it in clause 10.1;

“Related Party” has the meaning given to it in clause 5.1(bb);

“Related Party Contract” has the meaning given to it in clause 5.1(bb);

“Sanctioned Country” has the meaning given to it in clause 5.1(j);

“Sanctioned Persons” has the meaning given to it in clause 5.1(j);

“Sanctions” has the meaning given to it in clause 5.1(j);

“Securities” means the Notes and the Warrants;

“Series A-1 Preferred Shares” means the series A-1 preferred shares of the Issuer, par value $0.0001 per share;

“Series A-2 Preferred Shares” means the series A-2 preferred shares of the Issuer, par value $0.0001 per share;

“Series B-1 Preferred Shares” means the series B-1 preferred shares of the Issuer, par value $0.0001 per share;

“Series B-2 Preferred Shares” means the series B-2 preferred shares of the Issuer, par value $0.0001 per share;

“Shareholders Agreement” means the Third Amended and Restated Shareholders Agreement of the Issuer, dated March 29, 2018, as amended, supplemented and restated from time to time;

“Shareholders’ Approval” has the meaning given to it in clause 3.2;

“Social Insurance” has the meaning given to it in clause 5.1(gg);

“Subscription Amount” has meaning given to it in clause 2.1;

“Subsidiary” means, in relation to any Person: (i) any company or business entity of which that Person owns or controls (either directly or through one or more other subsidiaries) more than fifty per cent (50%) of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or business entity; (ii) any company or business entity of which that Person owns or controls (either directly or through one or more other subsidiaries) not more than fifty per cent (50%) of the issued share capital or other ownership interest having ordinary voting power to elect directors, managers or trustees of such company or business entity but effectively controls (either directly or through one or more other Subsidiaries) the management or the direction of business operations of such company or business entity through contractual arrangements or otherwise; and (iii) any company or business entity which at any time has its accounts consolidated with those of that Person or which, under the applicable laws, regulations or other applicable generally accepted accounting principles from time to time, should have its accounts consolidated with those of that Person;

“Surviving Provisions” means clauses 1, 7, 12, 13, 14, 15, 16, 17, 18, and 19;

“Transaction Documents” means this Agreement, the Note Instrument, the Note Certificates, the Warrant Instrument, the Warrant Certificates, the Director Indemnification Agreement, the Registration Rights Agreement and all the other documents or written agreements entered into in connection with the transactions contemplated hereby to which the Issuer, the Investor or the respective Affiliates of the foregoing Persons is a party;

“USD, US dollars” or “$” means the legal currency of the United States of America;

“VIE Arrangements” means the series of contractual agreements (including Exclusive Technology Consultation and Service Agreement, Exclusive Option Agreement, Equity Pledge Agreement and Proxy Agreement) entered into by and among Meili Auto (Beijing) Internet Technology Co., Ltd. (美利车(北京)网络技术有限公司), the VIE Entity, VIE Shareholders, pursuant to which the VIE Entity and all of the equity interests therein shall be ultimately controlled by the Issuer;

“VIE Entity” means Beijing Feima Changyou Information Technology Co., Ltd. (北京费马畅游 信息科技有限公司) which, for the purpose of this Agreement, shall be deemed as a Subsidiary of the Issuer in any event;

“VIE Shareholders” mean Ms. Zhang Qiu Hong (PRC ID: 320102195603130425) who owns 80% equity interests of the VIE Entity; and Mr. Xu Wen (PRC ID: 321002198310247311) who owns 20% equity interests of the VIE Entity.

“Unconditional Date” has the meaning given to it in clause 4.2;

“Warrant Certificate” means a certificate in respect of a Warrantholder’s registered holding of Warrants issued to each Warrantholder pursuant to the terms of the Warrant Instrument;

“Warrant Instrument” means the instrument to be executed by the Issuer constituting the Warrants in the form set out in Annex B;

“Warrantholder” and (in relation to a Warrant) “holder” means the Person in whose name a Warrant is registered in the Register of Warrantholders;

“Warrants” means the fully detachable and transferable warrants of the Issuer to purchase $20,000,000 of the New Shares as constituted by the Warrant Instrument and issued with the benefit of, and subject to, the terms and conditions set out therein; and

“Warranties” mean the representations and warranties made by the Issuer as set out in clause 5.1.

1.2    In this Agreement:

(a)	words denoting the singular shall include the plural and vice versa;

(b)	words denoting one gender shall include each gender and all genders;

(c)

references to persons shall be deemed to include references to natural persons, to firms, to partnerships, to bodies corporate, to undertakings, to associations, to organisations, to trusts, to trustees, to legal representatives, to governments (or any department or agency thereof) or to any other entity howsoever designated or constituted (in each case, whether or not having separate legal personality), but references to individuals shall be deemed to be references to natural persons only;

(d)	references to clauses, Schedules and Annexes are, unless stated otherwise, references to clauses, schedules and Annexes of this Agreement;

(e)	references to paragraphs are, unless expressly provided otherwise, references to paragraphs of the Schedule in which the references appear;

(f)	the headings are inserted for convenience only and will not affect the construction of this Agreement;

(g)	any reference to an enactment or a statutory provision is a reference to it as it may have been or may from time to time be, amended, modified, consolidated or re-enacted;

(h)

the terms “hereof” and “hereunder” (and any other similar expressions) refer to this Agreement and not to any particular clause or other portion hereof and include any agreement supplemental hereto; and

(i)

any statement in this Agreement qualified by to the expression ‘to the best knowledge of the Issuer or any member of the Group’ or ‘so far as the Issuer is aware’ or any similar expression shall be a reference to the actual knowledge of the Directors and the members of the senior management team of the Issuer and shall be deemed to include an additional statement that it has been made after due and careful enquiry by such Persons.

1.3    The recitals, Schedules and Annexes shall be deemed to be incorporated in this Agreement.

2.	PURCHASE OF THE NOTES AND THE WARRANTS

2.1    Subject to and in accordance with the provisions of this Agreement, the Issuer agrees to issue to the Investor, and the Investor agrees to subscribe for:

(a)	the Notes (having an aggregate principal amount of $40,000,000); and

(b)	the Warrants,

at an aggregate purchase price of $40,000,000 (the “Subscription Amount”).

3.	CLOSING

3.1    The closing of the issuance and purchase of the Securities (the “Closing”) shall take place remotely via the exchange of documents and signatures as soon as practicable, but in no event later than ten (10) Business Days after all closing conditions specified in clause 4.1 and 4.2 hereof have been waived by the Investor or satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver issued by the Investor thereof at the Closing), or at such other time and place as the Issuer and the Investor may mutually agree in writing. The date and time of the Closing are referred to herein as the “Closing Date.”

3.2 On or before the Closing, the Issuer shall procure that the Board and shareholders of the Issuer have duly approved (or granted, as applicable) in accordance with the Articles and the Shareholders Agreement: (a) the execution of all the Transaction Documents and the performance of the Issuer’s obligations thereunder; (b) the issue of the Notes to the Investor in accordance with this Agreement; (c) the issue of the Warrants to the Investor in accordance with this Agreement; (d) the issue of all New Shares that would be required to be issued upon conversion of the Notes and/or exercise of the Warrants (as the case may be); (e) the waiver by the existing shareholders of the Issuer of any anti-dilution rights, rights of first refusal, preemptive rights (or right of participation), co-sale rights and all the other rights in connection with the issuance of the Securities and the New Shares; (f) the waiver by each of the preferred shareholders of the Issuer of its piggyback registration right in connection with the registration of the New Shares (if any) pursuant to the Registration Rights Agreement; (g) the appointment to the Board of the initial nominee Investor Director, details of whom to be notified to the Issuer by the Investor (such appointment to take effect from the Closing Date); and (h) the performance by the Issuer of its other obligations under the Note Instrument (and the terms and conditions relating to the Notes set out therein), and the Warrant Instrument (and the terms and conditions relating to the Warrants set out therein), have been approved and/or ratified (the “Board Approval” and the “Shareholders’ Approval”).

3.3    At Closing:

(a)	the Issuer shall do all (but not part only unless the Investor so agrees) of the following:

(i)	deliver to the Investor the duly executed Note Instrument;

(ii)	deliver to the Investor the duly executed Warrant Instrument;

(iii)

deliver to the Investor a legal opinion of Conyers Dill & Pearman addressed to the Investor in respect of this Agreement, the Note Instrument and the Warrant Instrument, in form and substance, and with such assumptions, reasonably satisfactory to the Investor and dated as at the Closing Date;

(iv)

deliver to the Investor a legal opinion of Tisize & Partners addressed to the Investor in relation to the Issuer’s Subsidiaries incorporated in the PRC, in form and substance, and with such assumptions, reasonably satisfactory to the Investor and dated as at the Closing Date;

(v)

issue the Notes subscribed for in clause 2.1(a) to the Investor and procure the entry of the name of the Investor in the Register of Noteholders and deliver to the Investor the Note Certificate duly executed and authenticated representing the aggregate principal amount of the Notes subscribed for;

(vi)

issue the Warrants subscribed for in clause 2.1(b) to the Investors and procure the entry of the name of the Investor in the Register of Warrantholders and deliver to the Investor the Warrant Certificate duly executed and authenticated representing the aggregate number of Warrants subscribed for; and

(b)

against issue and delivery of the items set out in clause 3.3(a), the Investor shall subscribe for, and pay or cause to be paid to the Issuer the Subscription Amount for the Securities subscribed for in clause 2.1 by wire transfer of immediately available funds to an account designated by the parties.

4.	CONDITIONS PRECEDENT

4.1    Conditions to Obligations of the Investor. The obligation of the Investor to consummate, or cause to be consummated, the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Investor:

(a)

each of the representations and warranties of the Issuer set out herein continuing shall be true, accurate and correct (without regard to any limitation or qualification as to materiality or by “Material Adverse Effect” included therein) as of the Closing Date;

(b)

the Issuer shall have performed and complied with all, and not be in breach or default under any agreements, covenants, conditions and obligations contained in the Transaction Documents that are required to be performed or complied with by it on or before the Closing Date;

(c)

the Issuer shall have duly executed and delivered to the Investor a certificate, dated the Closing Date, signed by a duly authorised officer of the Issuer certifying that all the Conditions Precedent set out in this clause 4.1 have been satisfied;

(d)

the Issuer shall have delivered to the Investor a certified copy of the Register of Directors of the Issuer as of the Closing Date evidencing the appointment of the Investor Director in accordance with clause 8 of this Agreement;

(e)	the Issuer shall have duly executed and delivered to the Investor counterpart of the Director Indemnification Agreement, duly executed by the parties thereto (other than the Investor Director);

(f)	the Issuer shall have duly executed and delivered to the Investor counterpart of the Registration Rights Agreement, duly executed by the parties thereto (other than the Investor);

(g)

all corporate and other actions required to be taken by the Issuer in connection with the issuance, sale and delivery of the Securities and the New Shares shall have been completed and the Issuer shall have delivered to the Investor a copy of the duly executed Board Approval and the Shareholders’ Approval;

(h)	no event, occurrence, development or state of circumstances that has or could reasonably be expected to have a Material Adverse Effect shall have occurred;

(i)

no injunction or order, interim or otherwise, shall have been granted which would prohibit or restrict the Issuer from entering into or performing its obligations under the Transaction Documents or adversely affect the Investor’s ability to enjoy its rights thereunder; and

(j)

no event, occurrence, development or state of circumstances that would constitute (or that, with the passage of time or giving of notice, would constitute) an Event of Default (as defined in the Note Instrument) shall have occurred.

4.2    Conditions to Obligations of the Issuer. The obligation of the Issuer to consummate, or cause to be consummated, the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by the Issuer:

(a)	the Investor shall have duly delivered to the Issuer counterpart of the Director Indemnification Agreement, duly executed by the Investor Director; and

(b)	the Investor shall have duly executed and delivered to the Issuer counterpart of the Registration Rights Agreement, duly executed by the Investor.

4.3    The date on which all the Conditions Precedent set out in clause 4.1 have been (and continue to be) satisfied (or waived by the Investor) shall be the “Unconditional Date”. If the Unconditional Date has not occurred on or prior to March 31, 2020, this Agreement (other than the Surviving Provisions) can be terminated by the Investor by providing written notice to the Issuer (without prejudice to the rights and/or obligations of any party in respect of any antecedent breach).

4.4    The Issuer shall, at its own cost, use its best endeavors to ensure that the Conditions Precedent set out in clause 4.1 are fulfilled as soon as reasonably practicable after the date of this Agreement.

5.	REPRESENTATIONS, WARRANTIES AND INDEMNITY

Representations and warranties

5.1    Except as Disclosed, the Issuer represents and warrants to the Investor, as of the date hereof and as of the Closing Date, that:

(a)

each of the Issuer and its Subsidiaries is a company duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation or organisation, is not in liquidation or receivership and has full power and authority to own its properties and to conduct its business;

(b)

Schedule 1 - Part A(i) sets forth all of the record and beneficial owners of the issued and outstanding shares of capital stock or other equity securities of the Issuer and the percentage of such capital stock or other equity securities held by each such owner as of the date of this Agreement; and Schedule 1 - Part B sets forth all the corporate details of the Issuer and its Subsidiaries as registered with the competent governmental authority in their respective jurisdiction of incorporation. As of the date of this Agreement, the authorized share capital of the Issuer is $50,000, divided into 500,000,000 shares comprising of (i) 283,087,364 Ordinary Shares; (ii) 104,211,676 Series A-1 Preferred Shares of the Issuer; (iii) 20,275,157 Series A-2 Preferred Shares of the Issuer; (iv) 78,340,237 Series B-1 Preferred Shares of the Issuer; and (v) 14,085,566 Series B-2 Preferred Shares of the Issuer. Immediately after the Closing Date, the authorized share capital of the Issuer shall be (i) 283,087,364 Ordinary Shares; (ii) 104,211,676 Series A-1 Preferred Shares of the Issuer; (iii) 20,275,157 Series A-2 Preferred Shares of the Issuer; (iv) 78,340,237 Series B-1 Preferred Shares of the Issuer; and (v) 14,085,566 Series B-2 Preferred Shares of the Issuer, and assuming the conversion of the Notes in full and the exercise of the Warrants in full, the Issuer’s capitalization shall be as set forth in Schedule 1 - Part A(ii). All issued and outstanding shares of Ordinary Shares and Preferred Shares are duly authorized, validly issued, fully paid and nonassessable, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. Except as set forth above, the Issuer has not issued any securities, the holders of which have the right to vote with the shareholders of the Issuer on any matter. The Group does not own any equity interests in any other Person;

(c)

the Issuer is lawfully qualified to conduct business in those jurisdictions in the manner in which its business is currently being conducted, which will not be revoked or variated due to the transactions contemplated under this Agreement, except where the lack of qualification does not have a Material Adverse Effect. No member of the Group has done or permitted to be done anything that would likely to cause any of the approvals the Group obtained to be terminated, except where the termination does not have or could not be reasonably expected to have a Material Adverse Effect;

(d)

the Issuer has full power and authority to enter into and, subject to obtaining all necessary approvals from its board of directors and shareholders, perform its obligations under the Transaction Documents, and all corporate and other actions required to be taken by the Issuer in connection with the issuance, sale and delivery of the Securities and the New Shares have been completed;

(e)

this Agreement has been duly authorised, executed and delivered by the Issuer and constitutes, and the other Transaction Documents (including the Note Instrument and the Warrant Instrument) will be duly authorised by the Issuer on or prior to the Closing Date and upon execution and delivery prior to or on the Closing Date will constitute, valid and legally binding obligations of the Issuer, enforceable in accordance with their respective terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting the rights and remedies of creditors or by general equitable principles;

(f)	the Notes and the Warrants are freely transferable subject to the compliance with the U.S. securities laws, the terms and conditions of this Agreement, the Note Instrument and the Warrant Instrument;

(g)

New Shares, when issued and delivered in the manner contemplated by the terms and conditions of the Notes set out in the Note Instrument (in respect of the Notes), and the terms and conditions of the Warrants set out in the Warrant Instrument (in respect of the Warrants), will:

(i)	be duly and validly issued, fully-paid and non-assessable;

(ii)	rank pari passu with, and carry the same rights in all aspects as, the other Ordinary Shares then issued and outstanding; and

(iii)

subject to the provisions hereof and those in the Note Instrument and Warrant Instrument, be freely transferable, free and clear of all liens, encumbrances, security interests or claims of third parties and will not be subject to calls for further payment.

(h)

Except for the Ordinary Shares reserved pursuant to the Existing ESOP Plan, there are no outstanding securities issued by the Issuer or its Subsidiaries convertible into or exchangeable or exercisable for the Ordinary Shares, or warrants, rights or options to purchase Ordinary Shares from the Issuer or its Subsidiaries, nor are there other or similar arrangements to which the Issuer or any Subsidiary is party providing for the issue or purchase of Ordinary Shares or the subscription for Ordinary Shares or whose value or economics is derived from that of Ordinary Shares or other equity or equity-linked securities of the Issuer or its Subsidiaries and no unissued share capital of the Issuer is under option or agreed conditionally or unconditionally to be put under option;

(i)

the Issuer has, or prior to the Closing Date will have, and undertakes to keep from time to time, sufficient authorised share capital to satisfy the issue of such number of New Shares as would be required to be issued on conversion of all the Notes and the exercise of all the Warrants (including such number of additional New Shares as may be required to be issued pursuant to sub-division and other events as more particularly described in the terms and conditions of the Notes or the terms and conditions of the Warrants (as the case may be) as at the time such events occur);

(j)

(i) None of the Issuer, any of its Subsidiaries, or, to the knowledge of the Issuer, any director, officer or employee of any of the foregoing, or, any agent, Affiliate or representative of the Issuer, is a Person that is, or is owned 50% or more or controlled by one or more Persons that are (the “Sanctioned Persons”): (a) the target of any sanctions administered or enforced by the U.S. government (including but not limited to the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority (collectively, “Sanctions”), including by being listed on any Sanctions related list of designated Persons, or (b) located, organized or resident in, or a national, Governmental Entity, or agent of, a country, region or territory that is the subject or target Sanctions (as of the date hereof, including but not limited to, Cuba, Iran, North Korea, Syria and Crimea (each, a “Sanctioned Country”); and (ii) the Issuer and its Subsidiaries have not engaged in, are not now engaged in, and will not engage in, any dealings or transactions directly or indirectly with any Sanctioned Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject or the target of Sanctions;

(k)

Neither of the Issuer or its Subsidiaries, nor any Person acting on their behalf, has, directly or indirectly (i) used any funds or will use any proceeds from the sale of the Notes for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Issuer or any of its Subsidiaries (or made by any Person acting on its behalf of which the Issuer or any of or its Subsidiaries is aware) which is in violation of any applicable law, or (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder which was or is applicable to the Issuer or its Subsidiaries;

(l)

the operations of each member of the Group are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting and other requirements of the money laundering Laws of all relevant jurisdictions (collectively, the “Money Laundering Laws”), and no action, suit, proceeding, investigation or inquiry by or before any Governmental Entity involving any member of the Group with respect to the Money Laundering Laws is pending or, to the best of the Issuer’s knowledge, threatened;

(m)

subject only to satisfaction of the Conditions Precedent and clause 3.2, no consent, clearance, approval, authorisation, order, registration or qualification of or with any court, governmental agency or regulatory body having jurisdiction over the Issuer is required and no other action or thing is required to be taken, fulfilled or done for the issue or offer of the Notes or the Warrants or the consummation of the other transactions contemplated by this Agreement, the Note Instrument and the Warrant Instrument except for those which have been, or will on or prior to the Closing Date be, obtained and are, or will on the Closing Date be, in full force and effect;

(n)

the execution and delivery of this Agreement, the Note Instrument and the Warrant Instrument, the issue and delivery of the Notes and/or the Warrants, the consummation of the transactions contemplated herein and compliance with the terms hereof do not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the constitutional documents (including the Shareholders Agreement) of the Issuer, or any indenture, trust deed, mortgage or other agreement or instrument to which the Issuer or any of its Subsidiaries is a party or by which it or any of its properties are bound, or infringe any existing applicable law, rule, regulation, judgment, order, authorisation or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over the Issuer or any of its Subsidiaries or any of their properties or assets;

(o)

the Notes (when issued) constitute direct, freely tradable, unconditional, unsecured and unsubordinated obligations of the Issuer. The Notes ranks senior in right of payment to any of the Issuer’s equity securities (including preferred shares) and other indebtedness that is expressly subordinated in right of payment to the Notes, pari passu in right of payment to any of the Issuer’s other indebtedness and liabilities that are unsecured and unsubordinated, junior in right of payment to any of the Issuer’s secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally junior to indebtedness of the Issuer’s Subsidiaries. As of the date of this Agreement, the aggregate amount of the Issuer’s secured indebtedness or indebtedness that is contractually senior in right of payment to the Notes is $0 and the aggregate amount of the Issuer’s indebtedness that is contractually pari passu in right of payment to the Notes is $0;

(p)	the New Shares to be issued on conversion of the Notes and the Warrants:

(i)

will be or are fully paid and will rank pari passu in all aspects with the other Ordinary Shares then in issue free from all liens, encumbrances, security interests or claims of third parties, and together with all rights attaching to them as at the date of issue of the Ordinary Shares;

(ii)

upon the consummation by Issuer of its initial public offering, and subject to compliance with the applicable securities laws and regulations, will be duly listed on the applicable stock exchange in accordance with the Registration Rights Agreement, and will be fully and freely tradable on the applicable stock exchange and will not be the subject of any order, ruling or decision by the applicable stock exchange or any other regulatory body or court of competent jurisdiction that would have the effect of restricting trades in such Ordinary Shares or any other equity securities of the Issuer;

(iii)

will have been duly authorised for issuance by all necessary action on the part of the Issuer and when issued and delivered to the Investor will have been validly issued, fully paid, and will not have been issued in violation of or subject to any pre-emptive rights or other contractual rights to subscribe or purchase securities issued by the Issuer;

(q)

there are no restrictions applicable to the New Shares generally upon the voting or transfer of any of the New Shares pursuant to the Issuer’s constitutional documents or pursuant to any agreement or other instrument to which the Issuer is a party or by which the Issuer may be bound;

(r)

all information in relation to the Group and/or its business supplied or disclosed to the Investor or any of its Affiliates, employees, officers, representatives or advisors including, without limitation, the answers and documents provided during due diligence sessions (and any new or additional information serving to update or amend such information supplied or disclosed by the Issuer to the Investor or the legal and other professional advisers to the Investor) is true and correct and not misleading in any material aspect and all forecasts and estimates relating to the Group so supplied or disclosed (if any) have been made after due, careful and proper consideration, are based on reasonable assumptions and represent reasonable and fair expectations honestly held based on facts known to the Persons who prepared such forecasts and/or estimates and there has been no material development or occurrence relating to the financial or business condition of the Issuer or the Group since the provision of such information, forecasts or estimates which is not in the public domain and which would reasonably be expected to be material and adverse to the financial or business condition of the Issuer and the Group;

(s)

Issuer has delivered true, correct and complete copies of the following financial statements (collectively, the “Financial Statements”) to the Investor: (i) the unaudited consolidated income statement of the Group as of March 31, 2019 and the unaudited management accounts for the three (3) months period then ended (the “Interim Financial Statements”); and (ii) a draft of the audited consolidated financial statements of the Group for the Financial Year of 2018 sent via email by Ms. LI Yadi, representative of the Issuer to the Investor on September 9, 2019. The Interim Financial Statements are prepared in accordance with the GAAP on a basis consistent with the most recent audited financial statements. The Financial Statements (i) were derived from the books and records of the Group and have been prepared in accordance with the GAAP consistently applied and (ii) present fairly, in all material aspects, the combined financial position and results of operations and cash flows of the Group as of the dates and for the periods indicated in such Financial Statements in conformity with the GAAP consistently applied. The bases and policies of accounting adopted for the purpose of preparing the Financial Statements have been the same for each of the accounting periods covered thereby. There is no Liability, debt or obligation of, or claim against, any of the Issuer or its Subsidiaries, whether or not of a type normally reflected or reserved for on a balance sheet prepared in accordance with the GAAP, except for liabilities, debts, obligations and claims (i) reflected or reserved for on the Financial Statements, (ii) that have arisen since the date of the Interim Financial Statements in the ordinary course of the operation of business of the Group (other than such Liabilities arising from breach of contract, breach of warranty, tort, infringement or violation of laws), or (iii) relating to the transactions contemplated by this Agreement;

(t)

the Issuer and its Subsidiaries have such title to all properties and to all assets necessary to conduct the business now operated by them in all material aspects in each case free from liens, encumbrances and title defects, and any material real property or buildings held under lease by the Issuer or any of its Subsidiaries are held by it under valid, existing and enforceable leases;

(u)

the Issuer and its Subsidiaries possess all certificates, licenses, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them in all material aspects, and the Issuer and its Subsidiaries have not received any notice of proceedings relating to the revocation or modification of any such material certificate, license, authority or permit;

(v)

other than income, profit, capital gain tax or other taxes of a similar nature, no stamp or other duty is assessable or payable in, and no withholding or deduction for any taxes, duties, assessment or governmental charges of whatever nature is imposed or made for or on account of any income, registration, transfer or turnover taxes, customs or other duties or taxes of any kind, levied, collected, withheld or assessed by or within, the Cayman Islands, Hong Kong, PRC, or any other relevant jurisdiction in connection with the creation or issue of the Notes and/or the Warrants or the execution or delivery of this Agreement, the Note Instrument or the Warrant Instrument;

(w)

there are no police, governmental or regulatory investigations nor any pending actions, suits or proceedings against or affecting the Issuer or any of its Subsidiaries individually or as a whole, and no such investigation, actions, suits or proceedings are threatened or contemplated;

(x)

the business of each member of the Group as now conducted or as contemplated to be conducted are in compliance in all material aspects with all applicable laws and regulations that may be applicable, including without limitation laws with respect to securities, mergers, acquisitions and investments;

(y)

each of the Issuer and its Subsidiaries has duly and timely filed all material tax returns that are required to be filed in all jurisdictions where Group’s material business are operated or has duly requested extensions thereof and has paid all taxes required to be paid by any of them in all such jurisdictions and any related assessments, fines or penalties, except for any such tax, assessment, fine or penalty that is being contested in good faith and by appropriate proceedings. Adequate charges, accruals and reserves have been provided for in the financial statements referred to in clause 5.1(s) in respect of all material taxes for all periods as to which the tax liability of the Issuer or any of its Subsidiaries has not been finally determined or remains open to examination by an applicable taxing authority;

(z)	no member of the Group is or has at any time been in violation of any applicable law which may result in any liability (other than immaterial liabilities);

(aa)

the Issuer and its Subsidiaries are in compliance with all material provisions of the business contracts (including any financing agreements) to which it or they are party, except where the non-compliance does not have or could not be reasonably expected to have a Material Adverse Effect;

(bb)

except the employment agreement, confidentiality agreement, non-compete agreement and other contract in similar nature with Meili Finance Holdings Limited or any other member of the Group, no founder, shareholder, officer, director or employee of any member of the Group or any Affiliate of any of them (each of the foregoing, a “Related Party”), has any contract with any member of the Group (each, a “Related Party Contract”). Each Related Party Contract is on terms and conditions as favorable to the applicable member of the Group as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party. No Related Party has any direct or indirect ownership interest in any Person (other than a member of the Group) with which a member of the Group is affiliated or with which a member of the Group has a business relationship, or any Person (other than a member of the Group) that directly competes with the business of any Group Company (except that a Related Party may have a passive investment of less than 3% of the stock of any publicly traded company that engages in the foregoing). No Related Party has any interest, either directly or indirectly, in (i) any Person which purchases from or sells, licenses or furnishes to a member of the Group any goods, property, intellectual or other property rights or services or (ii) any contract to which a member of the Group is a party or by which it may be bound or affected;

(cc)

each member of the Group owns, possesses, or has validly licensed to it, all patents, trade marks, service marks, logos, trade names, internet domain names, copyright (including rights in computer software) and moral rights, database rights, utility models, rights in designs, rights in get-up, rights in inventions, rights in know-how and other intellectual property rights, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world (and “registered” includes registrations and applications for registration) (collectively, “intellectual property rights”) which are material to the Group’s ability to conduct its business in the manner in which it is now operated by it, or presently employed by it, and has not received any notice of infringement of or conflict with, or to the Issuer’s knowledge infringed, asserted rights of a third party with respect to any such intellectual property rights;

(dd)

the Group have good and valid title to, or a valid leasehold interest in, all of the assets they use in the conduct of their respective businesses in all material aspects, whether real, personal or mixed, free and clear of any liens or third party claims, including any creditor’s rights. The foregoing assets collectively represent all assets, rights and properties necessary for the conduct of the business of the Group in all material aspects in manner conducted during the periods covered by the Financial Statements. No Person other than the Group owns any interest in any such assets. All material leases or real or personal property to which a member of the Group is a party are fully effective and afford the Group valid leasehold possession of the real or personal property that is the subject of the lease;

(ee)

Since the date of the Interim Financial Statements, the Issuer and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice, and there has been no event, occurrence, development or state of circumstances that has, or could reasonably be expected to have, a Material Adverse Effect to the Group;

(ff)

no employee of any Group is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or governmental order of any court or governmental authority, that would materially interfere with such employee’s ability to promote the interest of the Group or that would conflict with the Group’s business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the business by the employees of the Group, nor the conduct of the business as now conducted or as presently proposed to be conducted, will, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated;

(gg)

there is no, and there has not been during the past five (5) years, any action relating to the violation or alleged violation of any law by the Issuer pertaining to labour relations or employment matters in all material aspects, including any charge or complaint filed by an employee with any governmental authority or any member of the Group. Each member of the Group has complied with all laws relating to employment, wages, hours, overtime, working conditions, statutory social benefits, retirement, termination, Taxes, and health and safety in all material aspects. Each member of the Group is in compliance in all material aspects with each applicable law relating to its provision of any form of social insurance (the “Social Insurance”) and housing fund, and has paid, or made provision for the payment of, all Social Insurance and housing fund contributions required under applicable law. There has not been, and there is not now pending or, threatened, any strike, union organization activity, lockout, slowdown, picketing, or work stoppage with respect to the employees of the Group or any unfair labor practice charge against any member of the Group. There is no pending internal investigation related to any employee or consultant of the Group; and

(hh)

the information and communications technologies used by the Issuer and which are material to the conduct of the Issuer’s business, including hardware, proprietary and third party software, services, networks, peripherals and associated documentation are owned by, or properly licensed, leased or supplied under third party contracts to, the Issuer.

5.2    The representations and warranties contained in or given pursuant to clause 5.1 shall be repeated at the Closing Date taking into account facts and circumstances subsisting at such date.

Indemnity

5.3    The Issuer shall indemnify and keep indemnified and hold harmless the Investor and its Affiliates, and their respective directors, officers, employees and agents against any Loss suffered or incurred by any of them as a result of or in connection with, directly or indirectly, (i) any breach or failure by the Issuer to comply with any covenant or agreement contained in this Agreement or any other Transaction Document; and (ii) any breach or misrepresentation with respect to any representation or warranty contained in this Agreement or any other Transaction Document (including without limitation the representations and warranties set out in clause 5.1).

Investor’s warranties

5.4    The Investor hereby warrants to the Issuer, as of the date hereof and as of the Closing Date as follows:

(a)

the Investor is a company duly incorporated and organised and validly existing under the laws of its jurisdiction of incorporation or organisation, is not in liquidation or receivership and has full power and authority to own its properties and to conduct its business;

(b)	the Investor has power under its constitutional documents to subscribe for the Securities upon the terms set out herein;

(c)	the Investor has full power and authority to enter into this Agreement and any other Transaction Documents and to perform its obligations hereunder;

(d)

this Agreement has been duly authorised, executed and delivered by the Investor and constitutes valid and legally binding obligations of the Investor, enforceable in accordance with their respective terms;

(e)

no consent, clearance, approval, authorisation, order, registration or qualification of or with any court, governmental agency or regulatory body having jurisdiction over the Investor is required to be obtained by the Investor and no other action or thing is required to be taken, fulfilled or done by the Investor for the subscription of the Notes or the Warrants or the consummation of the other transactions contemplated by this Agreement, the Note Instrument and the Warrant Instrument except for those which have been, or will on or prior to the Closing Date be, obtained and are, or will on the Closing Date be, in full force and effect; and

(f)

the Investor understands and acknowledges that the Securities and the New Shares have not been registered under the Securities Act or the securities law of any state of the United States or other jurisdiction and may not be offered, resold, pledged or otherwise transferred directly or indirectly in the United States or to or for the account or benefit of any U.S. Persons except pursuant to an effective registration statement or an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, or in any other jurisdiction or for the account or benefit of any persons in any other jurisdiction except pursuant to an exemption from, or in a transaction not subject to, any other Applicable Laws, and any certificate(s) representing the Securities or New Shares shall bear a legend substantially to such effect.

6.	COVENANTS OF THE ISSUER

The Issuer agrees and covenants that:

(a)

prior to the Closing Date, the Issuer shall (i) cause the business of the Group shall be conducted in all material aspects in the ordinary course of business and (ii) not take any action that, if taken after the Closing, would constitute (or, with the giving of notice or the passage of time, would constitute) an Event of Default (as defined in the Note Instrument) or require the Investor’s consent under the terms of the Notes;

(b)	prior to the Closing Date, the Issuer shall not amend, restate, or otherwise modify the Articles or the Shareholders Agreement without the prior written consent of the Investor;

(c)

the Issuer shall pay any stamp, issue, registration, documentary or other taxes and duties, including interest and penalties in the Cayman Islands, Hong Kong, PRC and all other relevant jurisdictions payable on or in connection with the creation and issuance of the Notes and/or the Warrants and/or the New Shares on the conversion of the Notes or the exercise of the Warrants or the execution or delivery of this Agreement, the Note Instrument or the Warrant Instrument; and any value added, turnover or similar tax payable in respect thereof (and references in this Agreement to such amount shall be deemed to include any such taxes so payable in addition to it);

(d)

the Issuer shall (i) promptly notify the Investor of any change affecting any of its representations, warranties, agreements and/or indemnities herein at any time prior to payment being made to the Issuer on the Closing Date and (ii) take such steps as may be reasonably requested by the Investor to remedy the same;

(e)

at all times for so long as any Notes or Warrants (or any portion thereof) remain outstanding, the Issuer shall take all actions necessary to have authorized, and reserved for the purpose of issuance, no less than one hundred percent (100%) of the aggregate number of Ordinary Shares needed to provide for the complete issuance of the New Shares underlying the Notes and the Warrants;

(f)

the Issuer and its Subsidiaries shall comply with all applicable laws, and will not take any action which would make the statement set out in clause 5.1(j) incorrect or untrue, and will maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith;

(g)

the Issuer shall obtain and maintain in full force and effect all consents, clearances, approvals, authorisations, orders, registration or qualification as referred to in clause 5.1(m) by not later than the Closing Date;

(h)

at all times for so long as any Notes or Warrants (or any portion thereof) remain outstanding, the Issuer shall not and shall cause its Subsidiaries or any Person who acts on behalf of the Issuer not to (i) use any funds or proceeds from the sale of the Notes or the exercise of the Warrants for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity; or (ii) make any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds;

(i)

as soon as practicable after the Closing Date, the Issuer shall procure that each of the shareholders of the Issuer who directly or indirectly holds any Ordinary Shares and is subject to any of the registration or reporting requirements of Circular of the State Administration of Foreign Exchange on Issues concerning Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles or any other applicable State Administration of Foreign Exchange rules and regulations will comply with such reporting and/or registration requirements and keep such reporting and/or registration up to date;

(j)

the Issuer shall procure each member of the Group to conduct their respective business as currently conducted or proposed to be conducted in compliance with all applicable laws of their relevant jurisdictions in all material aspects;

(k)

the Issuer shall and shall procure each member of the Group, which is incorporated pursuant to applicable PRC laws, to comply with the applicable PRC laws with respect to Social Insurance and housing fund in all material aspects; and

(l)

as soon as practicable after the Closing Date, the Issuer shall (i) cause the VIE Entity and VIE Shareholders to complete the registration of the pledge created on the equity interests of the VIE Entity in accordance with the VIE Arrangement with the relevant Governmental Entity, and provide to the Investor the written record evidencing such pledge registrations satisfactory to the Investor when such evidence becomes available; and (ii) cause the spouse of each of the VIE Shareholders to execute and deliver to the Group a spouse consent letter acknowledging such VIE Shareholder’s equity interests in the VIE Entity and the VIE Arrangements, and provided to the Investor a copy of such spouse consents when such executed document becomes available.

7.	EXPENSES

7.1    The Issuer and the Investor shall each be liable for the costs and expenses of their own legal and other professional advisers (including auditors) incurred in connection with the issuance of the Securities.

7.2    The Issuer covenants and agrees that the Issuer shall pay or cause to be paid the following: (i) any cost incurred in connection with the listing on any applicable national securities exchange of the New Shares issuable upon conversion of the Notes or exercise of the Warrants; and (ii) all other costs and expenses incident to the performance of its obligations under the Transaction Documents which are not otherwise specifically provided for in this clause 7. The obligations of the Issuer under this clause 7 will survive the payment or transfer of any Notes or Warrants, the enforcement, amendment or waiver of any provision of this Transaction Documents, and the termination of this Agreement.

8.	INVESTOR GOVERNANCE RIGHTS

8.1    On and from the Closing and for such time as the Investor (together with its Permitted Transferees) holds, directly or indirectly, (i) Notes with outstanding principal amount of no less than US$ 20,000,000; (ii) New Shares with equivalent market value (calculated based on the closing sales price of such New Shares ending on the previous business day on the applicable stock exchange on which the Ordinary Shares may at the time be publicly listed) of no less than US$20,000,000; or (iii) a combination of Notes and New Shares with an aggregate market value of no less than US$20,000,000 (calculated based on the outstanding principal amount of the Notes and closing sales price of such New Shares ending on such date on the applicable stock exchange on which the Ordinary Shares may at the time be publicly listed), the Investor shall have the right from time to time to appoint one (1) individual to be a Director of the Board (the “Investor Director”) by giving notice in writing to the Issuer. The Investor Director shall hold the office of the non-executive chairman of the Issuer.

8.2    Notwithstanding anything to the contrary in clause 8.1, the Investor shall have the right to cause any Person appointed pursuant to clause 8.1 to resign from the Board at its sole option. Subject to clause 8.1, upon the resignation (or if such Person is otherwise removed from office) of such Person, the Investor shall have the right to immediately appoint such other Person as the Investor may determine from time to time as an Investor Director by repeating the procedures specified in clause 8.1.

8.3    An Investor Director shall have the same rights as any other Director to receive notice of meetings and to receive information in relation to the Group, and shall be entitled to vote at any such meetings in accordance with the terms of the Articles and/or the terms of reference of the relevant Board committee, as the case may be.

8.4    The Issuer shall, to the fullest extent permitted by law, take all necessary steps and actions and otherwise use its best endeavours to promptly facilitate and give effect to the Investor’s rights under clauses 8.1 to 8.3 (the “Governance Rights”), including (without limitation):

(a)	promptly convening a meeting of the Board to approve the appointment of such Investor Director, as the Investor may appoint from time to time;

(b)	ensuring the Investor Director is given reasonable notice of any meetings of the Board or of any committee thereof and the subject matter to be discussed at such meetings;

(c)	making all necessary filings and notifications as may be required under any applicable law or regulations in connection with the implementation of the Governance Rights; and

(d)

procuring the shareholders of the Issuer to approve and/or ratify the appointment of the Investor Director by the Board (to the extent not previously ratified by the shareholders of the Issuer in the Shareholders’ Approval).

8.5    Upon its initial public offering, the Issuer shall obtain policy of directors’ and officers’ liability insurance (with the premium of such policy to be borne by the Issuer), covering the Investor Director from an insurance company(ies) and with such benefits and level of coverage and other terms and conditions that are reasonably satisfactory to the Investor as being customary for similarly situated companies.

8.6    The Investor acknowledges and agrees that the Governance Rights under clause 8.1 to clause 8.5 are personal rights in the name of the Investor and as a result, such rights are not assignable (in whole or in part) to, nor may be assumed by, any third party other than the Permitted Transferees of the Investor upon transfer of the Notes by the Investor to such Permitted Transferees.

8.7    On and from Closing and for such time as the Investor (together with its Permitted Transferees) holds, directly or indirectly, any of the Securities or the New Shares, the Issuer shall, to the extent permitted under applicable law (as from time to time amended), adopt an anti-corruption policy in the form attached set out in Annex E hereto.

9.	INFORMATION AND REPORTING

9.1    Subject to any legal or regulatory restrictions applicable to the Issuer and for as long as the Investor (together with its Permitted Transferees) holds, directly or indirectly, any Securities or New Shares, the Investor shall be entitled to receive any information held by the Issuer which the Investor reasonably requires to keep it properly informed about the business and affairs of the Group and generally to protect its interests as a holder of the Notes and the Warrants.

9.2    Without prejudice to the generality of clause 9.1, upon written request of the Investor, the Issuer shall:

(a)

supply the Investor with a copy of the audited financial statements of each of the Issuer and its Subsidiaries (complying with all relevant legal requirements) and audited consolidated financial statements of the Group in respect of each Financial Year as the same time as the same is made available to the shareholders of the Issuer;

(b)	supply the Investor with a copy of the unaudited quarterly consolidated financial statements of the Group for each fiscal quarter within ninety (90) days after the end of such fiscal quarter;

(c)	supply the Investor with a copy of annual consolidated budget of the Group for each Financial Year within sixty (60) days after the start of such Financial Year;

(d)

supply the Investor with a copy of all documents or other information sent to any other shareholders of the Issuer, except with respect to those relating to the strategic cooperation between any shareholder and the Issuer; and

(e)

furnish the Investor with reasonable visitation and inspection rights to any of the properties or facilities of the Issuer and its Subsidiaries, including the books of account and records, and the right to discuss the Issuer’s and its Subsidiaries’ business affairs, finances and accounts with the Issuer’s and its Subsidiaries’ officers, directors, advisors or other personnel, at such times as the Investor may reasonably request.

9.3    All financial statements to be provided to the Investor pursuant to clause 9 shall include an income statement, a balance sheet and a cash flow statement for the relevant period as well as for the period from the end of the immediately preceding Financial Year to the last day of the relevant period and shall be prepared in conformance with the GAAP.

9.4    An Investor Director shall be entitled to share any information provided to him under this clause 9 with the Investor or any of its Authorised Persons from time to time, and the Investor shall be entitled to share any information provided to it under this clause 9 with any of its Authorised Persons from time to time, in each case provided that the Investor shall procure that any such Authorised Persons to whom it passes such information comply with the same restrictions and obligations set out in clause 9.1 as are applicable to the Investor and its Authorised Persons.

10.	OTHER INVESTOR RIGHTS

10.1    Notwithstanding anything to the contrary as provided in the Shareholders Agreement, the parties hereto agree that the Investor shall have, with respect to any and all of the New Shares, the registration rights specified in the registration rights agreement in the form set out in Annex D hereto (the “Registration Rights Agreement”).

10.2    To the extent permitted by applicable law, upon written request by the Investor at any time and from time to time after the consummation by the Issuer of an initial public offering, the Issuer shall (a) do and perform, or cause to be done and performed, all such acts and things (including to provide any consent or confirmation and to satisfy any other procedural or substantive requirements under its deposit agreement), and shall execute and deliver all such other agreements, certificates, instruments and documents, as may be necessary or reasonably requested by the Investor, in order to effect the conversion into ADSs of all or a portion of the New Shares owned or acquired by the Investor as set forth in such written request, and (b) shall otherwise use its best efforts to facilitate and effect (or cause to be effected) the conversion of such New Shares into ADSs, in each case as soon as practicable and in any event within seven (7) days after receipt of such written request. The Issuer and its Affiliates shall pay any and all fees and expenses incurred by the Investor (together with its Permitted Transferees) as a result of effecting the deposit arrangement referred to in this clause 10.2, including ADS conversion fees; provided that, in the event the Investor transfers any part of the Securities to any third party other than its Permitted Transferees, the fees and expenses incurred as a result of effecting the deposit arrangement referred to in this clause 10.2 shall be borne by such third party.

11.	INVESTOR NOMINEE

11.1    The Investor shall be entitled, on giving notice in writing to the Issuer (the “Nominee Notice”) to nominate a Permitted Transferee (the “Nominee”) to subscribe for the Securities and otherwise have the benefit of the Investor’s rights and be subject to the Investor’s obligations under this Agreement. For the avoidance of doubt, the Investor’s right under this clause 11.1 is not subject to the Issuer’s consent.

11.2    It shall be a condition to right of the Investor to appoint a Nominee in accordance with clause 11.1 above that the Nominee enters into an undertaking to observe and perform the provisions and obligations of this Agreement in the form set out in Exhibit 1 (the “Joinder”).

11.3    Following the entry into of the Joinder, references to the Investor in this Agreement shall be deemed to refer to the Nominee specified in the Nominee Notice.

12.	CONFIDENTIALITY

12.1    Each party undertakes that it shall (and shall procure that its Affiliates shall, and where relevant, undertakes to procure that its directors, officers, employees, agents, investment managers, partners (including general partners and limited partners), potential sources of capital (including co-investors or lenders) and professional and other advisers and those of any Affiliate of such party (together its “Authorised Persons”) shall) use its best endeavours to keep confidential at all times and not permit or cause the disclosure of any information (other than to its Authorised Persons) which it may have or acquire before or after the date of this Agreement relating to the provisions of, and negotiations leading to, this Agreement and any other Transaction Documents and the performance of the obligations thereunder (such information being “Confidential Information”). In performing its obligations under this clause 12.1, each party shall apply confidentiality standards and procedures at least as stringent as those it applies generally in relation to its own confidential information.

12.2    Each party shall use its reasonable endeavours to alert the other party as soon as is reasonably practical after it becomes aware of any request from a third party for disclosure of any Confidential Information.

12.3    The obligation of confidentiality under clause 12.1 does not apply to:

(a)	information which at the date of disclosure is within the public domain (otherwise than as a result of a breach of this clause 12);

(b)	the disclosure of information to the extent required to be disclosed by law, regulation or any regulatory authority;

(c)	any announcement made in accordance with the terms of clause 14; or

(d)

the provision of information to a prospective purchaser of some or all of the Investor’s Securities, provided any such prospective purchaser shall have entered into a customary confidentiality agreement with the Investor or one of its Affiliates prior to the disclosure of such information to them.

13.	TERMINATION

In the event of the termination of this Agreement pursuant to clause 4.3, other than the Surviving Provisions, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its respective Affiliates, directors, officers, or representatives, other than liability of the Issuer for any intentional and willful breach of this Agreement occurring prior to such termination. Notwithstanding the foregoing, if at any time the Investor or any of its Permitted Transferees ceases to hold any Securities or any New Shares, without prejudice to the rights and/or obligations of any party in respect of any antecedent breach, other than the Surviving Provisions, this Agreement shall be automatically terminated and the parties shall be released and discharged from their respective obligations under this Agreement.

14. ANNOUNCEMENTS

14.1    Subject to clauses 14.2, no public announcement or public disclosure of any kind in connection with this Agreement, the other Transaction Documents or the transactions contemplated thereunder shall be made or issued by or on behalf of any party or any of its Affiliates without the prior written consent of the other party.

14.2    If either party is required by law or by any stock exchange or by any governmental or regulatory authority to make any announcement or public disclosure in connection with this Agreement, the other Transaction Documents or the transactions contemplated thereunder (other than the announcement referred to in clause 12.3), the relevant party shall, to the extent legally permissible, immediately notify the other party and such notified party shall use all reasonable endeavours to accommodate the requests of such party with respect to the terms and provisions of such announcement.

15.    NOTICES

Notices

15.1    Any notice or other formal communication to be given under this Agreement shall be in writing and signed by or on behalf of the party giving it. It shall be:

(a)	sent by email to the relevant email address set out in clause 15.3;

(b)	sent by fax to the relevant number set out in clause 15.3; or

(c)	delivered by hand or sent by prepaid recorded delivery, special delivery, courier or nationally recognized overnight delivery service or registered post to the relevant address in clause 15.3.

15.2    In each case such notice or formal communication shall be marked for the attention of the relevant party set out in clause 15.3 (or as otherwise notified from time to time under this Agreement). Any notice given by hand delivery, fax or post shall be deemed to have been duly received:

(a)	if hand delivered, when delivered;

(b)	if sent by fax, 12 hours after the time of despatch;

(c)

if sent by email, when the sender sends a confirming copy of such notice by hand or prepaid recorded delivery, special delivery, courier or nationally recognized overnight delivery service or registered post; and

(d)	if sent by recorded delivery, special delivery or registered post, at 10 a.m. on the second Business Day from the date of posting,

unless there is evidence that it was received earlier than this and provided that, where (in the case of delivery by hand or fax) the delivery or transmission occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day. References to time in this clause are to local time in the country of the addressee.

Notice details

15.3    The addresses and fax numbers of the parties for the purpose of clause 15.1 are:

For the Issuer:

Address:	20/F, China Brocade, Greenland Center, Wangjing Hongtai East Street,
Chaoyang District, Beijing, China

Email Address: yadi.li@mlijr.com

For the attention of:    Yadi Li

For the Investor:

Address:	Synergy Investment Co. Ltd

Unit 2102, 21/F, Central Tower

28 Queen’s Road Central, Hong Kong

Email Address: sun@synergyadvisor.com

For the attention of:    Steve Sun

With a copy to:

Address:	Kirkland & Ellis, 29th Floor, China World Office 2,

No. 1 Jian Guo Men Wai Avenue, Beijing, China

Attention: Chuan Li / Rongjing Zhao

Facsimile: +8610 5737 9306

E-mail: chuan.li@kirkland.com / rongjing.zhao@kirkland.com

16.	AMENDMENT AND ASSIGNMENT

16.1    Amendment. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of the Issuer and the Investor. Any amendment or waiver effected in accordance with this clause 16.1 shall be binding upon all the parties and their respective assigns.

16.2    Assignment. Unless otherwise specified in this Agreement, all rights and obligations of the Investor (in its capacity as a holder of the Securities or New Shares, as applicable) under this Agreement may be assigned in whole or in part to any Person to which the Investor transfers its Securities in a transfer that complies with the terms of the Transaction Documents; provided, however, that no party, other than the Investor and its Permitted Transferees, may become the assignee of such rights unless the Issuer is given written notice by the assigning party stating the name and address of the assignee and identifying the Securities of the Issuer as to which the rights in question are being assigned. For the avoidance of doubt, the Investor’s right to assign all or any of its rights and obligations pursuant to this clause 16.2 shall not be subject to any consent right of the Issuer. All Securities or New Shares held by the Investor and its Permitted Transferees as the case may be shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. Notwithstanding the aforesaid, the Investor shall not assign its rights and obligations or transfer its Securities to any Company Competitor, unless otherwise agreed by the Issuer in writing.

17.	GOVERNING LAW

17.1    This Agreement is governed by and shall be construed in accordance with the laws of the State of New York.

17.2    All disputes arising out of or in connection with this Agreement shall be submitted to the Hong Kong International Arbitration Centre and shall be finally settled and resolved under the Hong Kong International Arbitration Centre Administered Arbitration Rules by three arbitrators appointed in accordance with the said Rules. The place of arbitration shall be Hong Kong and the language to be used in the arbitral proceedings shall be English. Nothing in this clause shall prevent any party at any time seeking any interim or interlocutory relief in aid of any arbitration or in connection with enforcement proceedings.

18.	NO ADVISORY OR FIDUCIARY RESPONSIBILITY

18.1    In connection with all aspects of each transaction contemplated hereby, the Issuer acknowledges and agrees, and acknowledges their respective Affiliates’ understanding, that: (i) the transaction provided for hereunder and any related arranging or other services in connection therewith are an arm’s-length commercial transaction between the Issuer and their respective Affiliates, on the one hand, and the Investor, on the other hand, and the Issuer is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Transaction Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with this transaction, the Investor is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Issuer or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) the Issuer has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of the Issuer with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Transaction Documents and the Investor has no obligation to the Issuer or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Transaction Documents; (iv) the Investor and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer and their respective Affiliates, and the Investor has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Investor has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Transaction Documents) and the Issuer has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other Transaction Documents. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement or other Transaction Documents.

19.	SEVERABILITY

In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that all of the Investor’s rights and privileges shall be enforceable to the fullest extent permitted by law.

20.	ENTIRE AGREEMENT

This Agreement, together with any other Transaction Documents, sets out the entire agreement and understanding between the parties with respect to its subject matter and supersedes all prior agreements, understandings, negotiations and discussions (whether oral or written) and all previous agreements in relation to the subject matter contained herein are hereby terminated and shall have no further force or effect.

21.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or telecopy shall be an effective mode of delivery.

IN WITNESS WHEREOF this Agreement has been duly executed by the authorised representatives of the parties on the date first above written.

Issuer:

MElLI AUTO HOLDINGS LIMITED

By:	/s/ SUN Yun
Name: SUN Yun
Title: Director

Signature Page of Convertible Note and Warrant Purchase Agreement

IN WITNESS WHEREOF this Agreement has been duly executed by the authorised representatives of the parties on the date first above written.

Investor:

SYNERGY INVESTMENT CO. LTD

By:	/s/ ZHAO Xiaozheng
Name: ZHAO Xiaozheng
Title: Director

Signature Page of Convertible Note and Warrant Purchase Agreement